Exhibit 21.01

INTUIT INC.
Subsidiaries as of August 1, 2020

Entity	Formation
Applatix, Inc.	Delaware
CBS Employer Services, Inc.	Texas
Chrono LLC	Nevada
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
Electronic Clearing House, LLC.	Delaware
EmployeeMatters Insurance Agency, Inc.	Connecticut
Exactor, Inc.	Delaware
Exactor (Canada) Inc.	Pennsylvania
Halo Merger Sub I, Inc.	Delaware
Halo Merger Sub II LLC	Delaware
IFI Borrower SPV I, LLC	Delaware
Intuit Australia Pty Limited	Australia
Intuit Brasil Servicos de Informatica Ltda.	Brazil
Intuit Canada Tax ULC	Canada
Intuit Canada ULC	Canada
Intuit (Check) Software Ltd.	Israel
Intuit Consumer Group LLC.	California
Intuit Distribution Inc.	California
Intuit Do-It-Yourself Payroll	California
Intuit Financing Inc.	Delaware
Intuit France SAS	France
Intuit Holding Ltd	United Kingdom
Intuit India Product Development Centre Private Ltd.	India
Intuit India Software Solutions Private Limited	India
Intuit India Technology and Services LLP	India
Intuit Insurance Services Inc.	California
Intuit Limited	United Kingdom
Intuit Mint Bills, Inc.	Delaware
Intuit Mint Bills Payments, Inc.	Delaware
Intuit Mortgage Inc.	Delaware
Intuit Payment Solutions, LLC	California
Intuit Payments Inc.	Delaware
Intuit Payroll Holding, LLC	Delaware
Intuit Payroll Services, LLC	Delaware
Intuit Quickbooks Mexico, Sociedad de Responsabilidad Limitada de Capital Variable	Mexico
Intuit Sales Tax LLC	Delaware
Intuit Singapore Pte. Limited	Singapore
Intuit TT Offerings Inc.	Delaware
Lacerte Software Corporation	Delaware

Exhibit 21.01

Level Up Analytics GmbH	Germany
Lion’s Partners, LLC	Delaware
Mint Software Inc.	Delaware
MTS Global (Europe) Limited	United Kingdom
Origami Logic Inc.	Delaware
Origami Logic Ltd.	Israel
Origami Logic (Thailand) Co., Ltd	Thailand
PayCycle, Inc.	Delaware
Payroll Solution, Inc.	Texas
Quincy Data Center, LLC	Washington
Squire Inc.	Pennsylvania
T-Jar Inc.	Pennsylvania
TSheets Holdco Inc.	Delaware
TSheets.com, LLC	Delaware